KramerWeisman
and Associates, LLP
Certified Public Accountants

12515 Orange Drive ■ Suite 814 ■ Davie, Florida 33330 ■ 954.475.1260 Phone ■ 954.475.1221 Fax ■ www.kwacpa.com

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 7, 2009 on the financial statements of My Catalogs Online, Inc. for the period from inception (January 26, 2009) to September 30, 2009, included herein on the registration statement of My Catalogs Online Inc. on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Kramer Weisman and Associates LLP

Davie, Florida
January 20, 2010